Exhibit (h)(iii)

Annex to Schedule 2 to Services Agreement

List of Funds
 (Effective as of December 28, 2018)

ERShares Entrepreneur 30 ETF	Authorized Participant Fees of $250

ERShares Non-US Small Cap ETF	Authorized Participant Fees of $250